Exhibit 10
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No.45 to Registration Statement No. 2-56978 on Form N-1A of our report dated February 25, 2010, relating to the financial statements and financial highlights of BlackRock Pacific Fund, Inc. (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
April 28, 2010